Exhibit 35(b)
Annual Statement of Compliance
VIA: EMAIL

GS Mortgage Securities Corp.
85 Broad Street
New York, New York 10004

Litton Loan Servicing LP
4828 Loop Central Drive
Houston, Texas 77081

Re: C-BASS Trust 2006-CB9 (the "Trust"), C-BASS Mortgage Loan Asset-Backed Certificates, Series 2006-CB9, issued pursuant to the Pooling and Servicing Agreement, dated as November 1, 2006 (the "Agreement"), among GS Mortgage Securities Corp., as depositor (the "Depositor"), Litton Loan Servicing LP, as servicer (the "Servicer"), Credit-Based Asset Servicing and Securitization LLC, as seller (the "Seller"), and LaSalle Bank National Association, as trustee (the "Trustee")

I, Barbara L. Marik, a First Vice President of LaSalle Bank National Association, as Trustee hereby certify that:

(1) A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 1, 2007

LaSalle Bank National Association, as Trustee

/s/ Barbara L Marik
Barbara L. Marik
First Vice President